UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________________________

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported):   May 12, 2011

IZEA HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-167960	30-0615339
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Orange Avenue Suite 412 Orlando, FL	32801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

407-674-6911
(Former name or former address, if changed since last report)

Copies to:
Harvey J. Kesner, Esq.
61 Broadway, 32 nd Floor
New York, New York 10006
Telephone: (212) 930-9700

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

            On May 17, 2011, we filed with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K (the “Form 8-K”), with respect to the Share Exchange Agreement, dated as of May 12, 2011, by and among, IZEA, Inc., a privately held Delaware corporation (“IZEA”), the shareholders of IZEA (the “IZEA Shareholders”) and IZEA Holdings, Inc. (the “Company”) whereby the IZEA Shareholders transferred all of the issued and outstanding capital stock of IZEA to the Company in exchange for shares of common stock of the Company. Such Exchange caused IZEA to become a wholly-owned subsidiary of the Company. Following the exchange, we succeeded to the business of IZEA as our sole line of business.  We are filing this amendment to the Form 8-K in order to (i) include a Management’s Discussion and Analysis of Financial Condition and Results of Operations relating to the financial condition and results of operations of IZEA as of, and for the fiscal quarters ended March 31, 2011 and 2010, as well as unaudited interim financial statements, unaudited interim pro forma financial statements and related notes for such periods and (ii) attach a revised form of Indemnification Agreement used for this Company's officers and directors.

Item 2.01	Completion of Acquisition or Disposition of Assets

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The Management’s Discussion and Analysis of Financial Condition and Results of Operations section contained in Item 2.01 of the Form 8-K is hereby amended and restated in its entirety as follows:

Company Overview

IZEA is a leader in social media sponsorships (SMS), a segment within social media that connects social media publishers with advertisers.  We accomplish this through our five online marketplaces: WeReward.com, SponsoredTweets.com, SocialSpark.com, PayPerPost.com and InPostLinks.com. Our customers include a wide range of small and large businesses, including Fortune 500 companies, as well as advertising agencies.  We generate our revenue through the sale of social media sponsorships to our customers.  We fulfill these sponsorships through our marketplace platforms connecting social media publishers such as bloggers, tweeters and mobile application users.

 Three Months Ended March 31, 2011 Compared with Three Months Ended March 31, 2010

Revenues

Revenues for the three months ended March 31, 2011 increased to $922,778 from $632,843 as compared to the same period in 2010, an increase of 46%.  The increase is primarily attributable to growth of our customer base through our expanded sales force and through budget increases among existing customer in all of our product lines.

Given the continued overall growth in online advertising, coupled with other strategic initiatives undertaken by IZEA, including the continued enhancement of our technology platform and our continued ability to acquire bloggers, tweeters and other consumer content creators, we expect to continue to increase our advertising customer base and revenues on a year-over-year basis.

   Cost of Revenues and Gross Profit

Cost of revenues for the three months ended March 31, 2011 increased to $441,535 from $329,012 as compared to the same period in 2010, an increase of 34%.  The increase is primarily attributable to the growth in advertising campaigns requiring the purchase of appropriate levels of sponsorships from publishers. Cost of revenues is comprised primarily of the amounts we pay to social media publishers in IZEA’s online network.  Cost of revenues represented 48% of revenues for the three months ended March 31, 2011 compared to 52% of revenues for the same period in 2010.

Gross profit for the three months ended March 31, 2011 increased to $481,243 from $303,831 for the same period in 2010, an increase of 58%.  Our gross margin increased from 52% for the three months ended March 31, 2011 as compared to 48% for the same period in 2010.

Operating Expenses

Operating expenses consist of general and administrative, sales and marketing and licenses and subscriptions related to technology support.  Total operating expenses for the three months ended March 31, 2011 increased to $1,129,233 from $907,019 for the same period in 2010, an increase of 24%.  The increase is primarily attributable to increased payroll, operating expenses and increased sales and marketing expenses.

General and administrative expenses consist primarily of executive, administrative, operations and product development and support compensation (including non-cash stock based compensation), facilities costs, insurance, depreciation, professional fees, investor relations fees and bad debt expense.  General and administrative expenses for the three months ended March 31, 2011 increased to $856,649from $712,014 for the same period in 2010, an increase of 20%. The increase is primarily attributable to increased payroll and operating expenses due to increased activity in all of our platforms.

Sales and Marketing

Sales and marketing expenses consist primarily of compensation for sales and marketing and related support resources, sales commissions and trade show expenses. Sales and marketing expenses for the three months ended March 31, 2011 increased to $197,522 from $135,787 for the same period in 2010, an increase of 45%.   The increase is primarily attributable to our increased sales-force expansion focusing primarily on SocialSpark.com and SponsoredTweets.com.

Licenses and subscriptions

Licenses and subscription expenses consist primarily of fees for hosting our product platforms and software as a service used by our product platforms and our sales and marketing efforts.  Licenses and subscriptions expenses for the three months ended March 31, 2011 increased to $75,062 from $59,192 for the same period in 2010, an increase of 27%.  The increase is primarily attributable to the increased activity in our product platforms.

Interest Expense

Interest expense decreased to $6,955 during the three months ended March 31, 2011 as compared to $30,937 during the same period in the prior year as a result of the conversion  in May 2010 of $1.4 million of convertible notes payable into Series A-2 Preferred Stock.

Net Loss

Net loss for the three months ended March 31, 2011was $(654,918) which is fairly consistent with the net loss of $(634,582) for the same period in 2010.  As discussed above, although gross profit increased over the prior quarter due to increased revenue and interest expense declined as a result of the conversion of debt in 2010, this was offset by an increase in operating expenses attributable to increased headcount and sales and marketing expenses.

Capital Resources and Liquidity

 Our cash position was $749,254 as of March 31, 2011 as compared to $1,503,105 as of December 31, 2010, a decrease of $753,851.  Cash used for operating activities was $666,294 during the three months ended March 31, 2011 and was primarily a result of our net loss during the period of $654,918.  Cash used for financing activities was $87,557 during the three months ended March 31, 2011 as a result of scheduled principle payments on our bank note payable.

Significant losses from operations have been incurred since inception and there is an accumulated deficit of $14,807,110 as of March 31, 2011.  Continuation as a going concern is dependent upon attaining profitable operations through achieving revenue growth targets while maintaining current fixed expense levels. Cost reductions were implemented during 2010 through headcount and overhead cost reductions. Cash provided by operations is relied upon to satisfy the Company’s projected working capital, capital expenditure needs and debt obligations through March 31, 2012.

On May 11, 2011, we issued Bridge Notes  in the total amount of $500,000 to individual investors at an annual interest rate of 6%.  The Bridge Notes were due and payable upon the earlier of six months following the date of the Bridge Note or the date that we consummate an offering or offerings raising gross proceeds of at least $3 million.

On May 24, 2011 and May 26, 2011, we entered into subscription agreements with certain investors and sold an aggregate of 278 Units consisting of either Series A Preferred Stock and warrants to purchase shares of common stock or common stock and warrants to purchase shares of common stock for gross proceeds of $2,780,000, less costs of $177,500. In addition, the Bridge Note holders exchanged $500,000 of the bridge loans for 50 Units.

On May 24, 2011, we entered into an investor relations agreement with a consulting company to provide investor relations services for a period of two months for fees of $1,190,000 in cash and the issuance of 500,000 shares of our common stock.

On July 15, 2008, the Company entered into a $1,000,000 Loan and Security Agreement (“Note Payable”) with Silicon Valley Bank, with an interest rate of 8% per annum, payable monthly.  Interest only was payable through December 31, 2008.  Repayment of principal is due in thirty-six consecutive equal monthly installments beginning in January 2009, or approximately $333,333 per year through December 31, 2011. The Note Payable is secured by all assets of the Company. The principal balance outstanding on the note payable was $250,000 at March 31, 2011 and will be repaid during fiscal 2011.

On September 23, 2009, February 25, 2010 and April 16, 2010 the Company entered into unsecured convertible promissory notes (“Convertible Notes”) with the Company’s current preferred stockholders to fund operations until alternative financing could be closed.  Proceeds under the Convertible Notes totaled $798,561, $300,000 and $300,000 respectively for a total of $1,398,561. The Convertible Notes were senior to all obligations other than the debt owed to Silicon Valley Bank, and accrued interest at the rate of 8% per annum.  In May 2010, all of the holders of the Convertible Notes converted their $1,444,800 notes payable (including accrued interest) into 4,721,563 shares of the Company’s newly created Series A-2 Preferred Stock in connection with the sale of Series A-2 Preferred Stock.

Off Balance Sheet Arrangements

We do not engage in any activities involving variable interest entities or off-balance sheet arrangements.

Item 9.01	Financial Statements and Exhibits

(a)            Financial Statements of Businesses Acquired.  In accordance with Item 9.01(a), IZEA’s unaudited financial statements for the fiscal quarters ended March 31, 2011 and 2010,are filed in this Current Report on Form 8-K/A as Exhibit 99.4.

(b)            Pro Forma Financial Information.  In accordance with Item 9.01(b), our unaudited pro forma financial statements as of and for the three months ended March 31, 2011 are filed in this Current Report on Form 8-K/A as Exhibit 99.5.

(d)           Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K/A.

Exhibit No.	Description
10.9	Revised Form of Indemnification Agreement
99.4	IZEA, Inc. unaudited financial statements as of March 31, 2011 and for the three months ended March 31, 2011 and 2010
99.5	Pro forma unaudited consolidated financial statements as of and for the three months ended March 31, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  June 7, 2011

IZEA HOLDINGS, INC.

By:	/s/ Edward H. Murphy
Name:	Edward H. Murphy
Title:	President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.9	Revised Form of Indemnification Agreement
99.4	IZEA, Inc. unaudited financial statements as of March 31, 2011 and for the three months ended March 31, 2011 and 2010
99.5	Pro forma unaudited consolidated financial statements as of and for the three months ended March 31, 2011